Exhibit 99.4

Trinity Industries, Inc.
Earnings Release Conference Call
Comments by Steve Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
February 16, 2012

Thank you, Tim, Good morning!

We are pleased with the 2011 operating results of the Rail and Leasing Groups and the operating momentum building in both business groups at year end. During 2011, our Rail Group increased production and operating profit each quarter enroute to producing over 14,000 railcars. During the 4th quarter, our Rail Group posted an operating profit of $34.4 million, a 90% increase over the 3rd quarter. Railcar shipments during the 4th quarter increased more than 41% when compared to the 3rd quarter. Our railcar order backlog increased for the eighth consecutive quarter and is at its highest level since the 4th quarter of 2007. During 2011, our Leasing Group experienced consistently strong fleet utilization and strengthening lease rates. During the 4th quarter of 2011, the Leasing Group posted a 34% increase in operating profit compared to the 4th quarter of 2010 due principally to higher lease renewal rates and profit from lease portfolio sales. Lease rate and renewal trends continued to remain favorable during the 4th quarter.

Industry demand for new railcars during 2011 outpaced general economic growth and was driven primarily by orders for railcars needed to transport crude oil from shale and tar sands fields, small covered hoppers for sand used in shale fracking operations and larger covered hoppers for minerals and agricultural products. In the long run, we believe demand for rail transportation to support crude oil transport and gas fracking will continue to generate additional new railcar orders. Near term, the current price and abundant supply levels of natural gas may negatively impact drilling thus reducing demand for frack sand and, therefore, small covered hoppers. This cycle is very characteristic of many new markets we serve. At current oil price levels, we expect oil drilling and the demand for railcars to transport crude oil will remain steady. The energy sector is an exciting new growth opportunity for rail and we are monitoring developments in these markets closely.

The abundance of low price natural gas is benefiting North American chemical producers. Several major chemical companies have announced plans to build new plants or to significantly expand existing facilities in North America. This indicates that domestic chemical production will likely increase, driving demand for new railcars to transport chemical products. Orders for autoracks and flat cars for autoracks were also placed during the quarter as automobile production is projected to rise and the existing autorack fleet is fully deployed. Intermodal orders accounted for approximately one fourth of industry orders during the 4th quarter, reflecting strength in consumer shipments and a continued shift in rail equipment preferences. Demand for coal carrying rail cars is weak while utilities’ take advantage of low priced natural gas for power generation.
During the 4th quarter, TrinityRail received orders for approximately 6,220 new railcars, including autoracks. Our 4th quarter orders were primarily for autoracks and tank, flat and covered hopper railcars. Orders came from industrial shippers, railroads and third party leasing companies. TrinityRail’s railcar order backlog was 29,000 railcars at the end of the 4th quarter up 4% from the end of the 3rd quarter. Approximately 24% of the units in our order backlog are for customers of our leasing business.

We were successful at securing orders during the 4th quarter that extend current production lines well into 2012 and, for some railcar types, into 2013. We continue to focus on orders that optimize production at our facilities currently in operation, minimize line changeovers and reflect favorable pricing levels. Our 4th quarter orders should position us to achieve increased operating leverage.

We delivered approximately 5,105 railcars during the 4th quarter. This is an increase of approximately 41% from the 3rd quarter and compares most favorably with the approximately 2,230 railcars we delivered in the fourth quarter of 2010. The steep slope of our production ramp-up during the last four quarters has been challenging. We are now positioned to improve our operating leverage as our labor force is more experienced and we stabilize our railcar production rate during the next few quarters. For the year 2012, we are projecting delivery of approximately 18,000-20,000 new railcars. As a point of comparison, we delivered 14,065 railcars in 2011 and 4,750 railcars in 2010. We remain flexible in our 2012 production plan and are prepared to respond to further shifts in demand. We will continue to update you on our full year delivery projections as the year unfolds.

We added approximately 800 new railcars to our lease portfolio during the 4th quarter bringing our wholly-owned lease fleet to 54,595 railcars, a 5.2% increase compared to the 4th quarter 2010. Our lease fleet utilization at the end of the 4th quarter 2011 was 99.3% and our average remaining lease term remained at 3.5 years. The TRIP lease fleet totals 14,350 railcars operating at 99.9% utilization. As a reminder, Trinity owns 57% of TRIP and manages the portfolio.

Lease renewal trends are favorable. A high percentage of our lessees are renewing their contracts, which lowers remarketing expenses and minimizes out of service time. Renewal lease rates are also showing steady increases. Lease rates on new railcars are at attractive investment levels. We expect this trend to continue while existing railcars are in tight supply and new railcar production backlogs remain extended.

We have grown our lease fleet through the strong lease origination capabilities of our commercial team. We have also demonstrated our competencies to effectively remarket our lease portfolio as evidenced by our utilization and renewal trends. With the scale and diversification of our leasing footprint, we are now better positioned to more actively participate in the secondary market. We have seen an active secondary market for the purchase and sale of leased railcars during the last few quarters. Increased availability of capital for buyers is supporting the financing of these portfolio purchases. We have, over time, been successful at selling leased railcars from our portfolio. During the third quarter of 2011 we sold a group of leased railcars from our portfolio and we sold an additional group in the 4th quarter. We expect to continue lease portfolio sales during the next few quarters assuming market conditions continue to support an active and deep market of buyers.

In summary, railcar market conditions remain favorable although driven, in large part, by demand related to energy exploration and production. We are closely monitoring developments in the oil and gas markets to better understand factors that may influence future demand for railcars. During the 4th quarter, we reached the latter stages of our production ramp-up. As we enter 2012, we expect our operations team to focus on improving efficiencies while producing at a stable rate for the next few quarters. We expect to continue to see the benefits of a strong lease pricing environment and an active secondary market.

I’ll now turn it over to Antonio.